EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-52526, 33-52528, 33-92208, 33-92184, 333-65181, 333-94987, 333-37442, 333-70648, 333-101806, 333-114090, 333-123688, 333-142878, 333-167572 and 333-174995 on Form S-8, and Registration Statement Nos. 333-167568 and 333-145572 on Form S-3 of our reports dated November 16, 2012 (January 29, 2013, as to the effects of i) the recasting of segment data presented in Note 17 and ii) the inclusion of the statements of comprehensive income, as required by the application of ASU 2011-05), relating to the consolidated financial statements of Starbucks Corporation and subsidiaries (the "Company”) appearing in this Current Report on Form 8-K of Starbucks Corporation, dated January 29, 2013.

/s/ Deloitte & Touche LLP
Seattle, Washington
January 29, 2013